Exhibit 10.2

Executive Performance Incentive Plan for the First and Second Quarters of Fiscal 2018

On November 3, 2017, the Compensation Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) approved the terms of the 2018 Executive Performance Incentive Plan for the First and Second Quarters of Fiscal 2018 (the “1Q and 2Q 2018 Executive Performance Incentive Plan”). All executive officers (excluding the Company’s Senior Vice President, Power Products) and other senior management selected by the Chief Executive Officer will participate in the 1Q and 2Q 2018 Executive Performance Incentive Plan. Bonus payments under the 1Q and 2Q 2018 Executive Performance Incentive Plan are calculated and paid as follows:
1. Each participant’s Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:

•	Base Salary – the individual’s base pay during the applicable bonus period.

•	Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation Committee and ranging from 50% to 160%.
2. Each participant’s Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is equal to (A) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s operating profit before tax (OPBT) as a percentage of revenue for the applicable quarter plus (B) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s revenue growth for the applicable quarter compared to the same quarter in the prior fiscal year.1  For purposes of the 1Q and 2Q 2018 Executive Performance Incentive Plan, the calculation of (i) OPBT as a percentage of revenue, and (ii) revenue growth will exclude the financial results of Linear Technology LLC. The calculations of revenue growth and OPBT as a percentage of revenue are adjustable by the Compensation Committee in its sole discretion to take account of special items, including but not limited to: restructuring-related expense, acquisition- or disposition-related items, non-recurring royalty payments or receipts, and other similar non-cash or non-recurring items. If OPBT is equal to or less than 20% of revenue for the applicable quarter, the Bonus Payout Factor shall be zero for that quarter, even if the Company has revenue growth for that quarter. The Bonus Payout Factor can range from 0% to 300%.
The following Bonus Payout Factor tables apply under the 1Q and 2Q 2018 Executive Performance Incentive Plan:

50% of Bonus Based on OPBT/Revenue	Bonus Payout Factor
20%	0%
30%	100%
35%	200%
40%	300%

50% of Bonus Based on Revenue Growth	Bonus Payout Factor
0%	0%
8%	100%
18%	200%
28%	300%

1 In order to facilitate a comparison of fiscal quarters for purposes of the revenue growth element of the plan, all 14-week quarters will be normalized to a 13-week quarter.

The Bonus Payout Factor is determined quarterly and will be linearly interpolated between the values specified in the tables above. For example, if OPBT for a quarter is 32% of revenue (which would result in a Bonus Payout Factor of 140% for that element) and revenue growth for the quarter compared to the same quarter in the prior fiscal year was 11% (which would result in a Bonus Payout Factor of 130% for that element), then the Bonus Payout Factor for the quarter would be 135% which is the sum of 50% of the OPBT factor of 140% and 50% of the revenue growth factor of 130%. The Bonus Payout Factor is also used to determine the bonuses paid to all eligible employees under the Company’s Analog Devices Performance Incentive Plan for the First and Second Quarters of Fiscal 2018.
A participant’s bonus for a quarter shall be equal to the product obtained by multiplying a participant’s Bonus Target for the quarter by the Bonus Payout Factor for that quarter. Each participant’s Bonus Payment can range from zero to three times his or her Bonus Target.
3. Bonus payments, if any, under the 1Q and 2Q 2018 Executive Performance Incentive Plan will be calculated at the end of the first and second fiscal quarters and distributed after the first half of fiscal year 2018. The bonus payment for the first half of fiscal year 2018 will be paid on or before June 30, 2018.
4. Executives are eligible for a bonus payment beginning with their first full day of employment, so long as they remain actively employed by the Company on the applicable bonus payment date in June.
5. If the Company is required pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or otherwise by applicable law or regulation to develop and implement a policy providing for the recovery from a participant of any payment under the 1Q and 2Q 2018 Executive Performance Incentive Plan, the payment will be subject to recovery in accordance with such clawback policy.